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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Tapestry Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TAPESTRY PHARMACEUTICALS, INC.
4840 Pearl East Circle, Suite 300W
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2006

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Tapestry Pharmaceuticals, Inc., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, June 21, 2006 at 9:00 a.m. local (Mountain) time at the Courtyard Boulder, 4710 Pearl East Circle, Boulder CO 80301 for the following purposes:

  1.
  To elect three directors to hold office until the 2009 annual meeting of stockholders.

  2.
  To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 27, 2006.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the annual meeting is April 28, 2006. Only stockholders of record at the close of business on the record date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Kai P. Larson Secretary

Boulder, Colorado
May 12, 2006

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you later decide to attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TAPESTRY PHARMACEUTICALS, INC.
4840 Pearl East Circle, Suite 300W
Boulder, Colorado 80301

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 21, 2006

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

        Although we encourage you to read the enclosed proxy statement in its entirety, we include this Question and Answer section to provide some background information and brief answers to several questions you might have about the enclosed proposals.

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Tapestry Pharmaceuticals, Inc. (sometimes referred to as the "Company" or "Tapestry") is soliciting your proxy to vote at the annual meeting of stockholders. You are invited to attend the meeting and we request that you vote for all of the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We intend to mail this proxy statement and accompanying proxy card on or about May 5, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on April 28, 2006 will be entitled to vote at the annual meeting. On this record date, there were 16,231,918 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on April 28, 2006 your shares were registered directly in your name with Tapestry's transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on April 28, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters to be voted on at the annual meeting:

  •
  Election of three directors to hold office until the 2009 annual meeting of stockholders; and

  •
  Ratification of the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 27, 2006.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Tapestry. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 28, 2006.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all three nominees for director and "For" Proposal 2. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to our Corporate Secretary at Tapestry Pharmaceuticals, Inc., Attn: Corporate Secretary, 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by January 4, 2007 to Tapestry Pharmaceuticals, Inc., Attn: Corporate Secretary, 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301. If you wish to submit a proposal that is not to be included in next year's proxy materials or to nominate a director, you must do so no earlier than April 7, 2007, and no later than May 2, 2007, and you should review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted toward the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, Proposal No. 2, to ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 27, 2006, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 16,231,918 shares outstanding and entitled to vote. Thus, at least 8,117,837 shares must be represented by votes at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the fiscal quarter ending June 28, 2006.

Do the share and per share numbers presented in this Proxy Statement reflect the Company's reverse stock split?

        The Company implemented a one-for-ten reverse split of its common stock effective for trading on February 6, 2006. All share and per share amounts in this Proxy Statement reflect that reverse stock split.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

        The Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2006. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2009 annual meeting and his or her successor is elected and has qualified, or until the director's death, resignation or removal. It is the Company's policy to invite directors and nominees for director to attend the Annual Meeting. Two of the directors and nominees for election as a director at the 2005 Annual Meeting of Stockholders attended the 2005 Annual Meeting of Stockholders.

        Pursuant to a Purchase Agreement dated February 2, 2006 between the Company and the purchasers named therein (the "Purchase Agreement"), Special Situations Fund III, L.P. ("SSF") has the right to designate up to two members for election to the Company's board of directors, so long as SSF and/or one or more of its affiliates continues to beneficially own at least 25% of the number of shares of common stock and shares of common stock underlying the warrants acquired by it under the Purchase Agreement. Upon such designation, the Company is obligated to use its commercially reasonable efforts to cause the designated directors to be elected to the Company's board of directors. So long as SSF has the right to appoint designees to the Company's board of directors, the Compay has agreed, pursuant to the Purchase Agreement, to not increase the number of directors constituting the Company's board of directors without the prior written approval of SSF. SSF has not yet exercised its right to designate up to two members for election to the Company's board of directors.

        The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting

        Leonard P. Shaykin, 62, has served as our Chairman of the Board since 1993, and our Chairman and Chief Executive Officer since 1999. In 1995, Mr. Shaykin founded Shaykin & Co., LLC, a private investment and management company. Prior to founding Shaykin & Co., Mr. Shaykin was a managing partner of Adler & Shaykin, an investment partnership organized to sponsor management leveraged buyouts. Prior to that, Mr. Shaykin was Vice President, Director and a member of the Investment Committee of Citicorp Venture Capital, Ltd. and Citicorp Capital Investors, Inc., the venture capital and equity investment subsidiaries of Citicorp and Citibank. He is currently Chairman of the Board of the American Friends of Sheba Medical Center-Tel Hashomer, Israel, the largest medical center in the Middle East; a trustee of The Jackson Laboratory, a not-for-profit genetic research institute; a member of the board of Trireme Systems, Ltd., a private company that provides integrated tracking and surveillance technology solutions for the commercial and security needs of businesses and government agencies; and a member of the Board of the American Friends of the University of Sussex, Brighton, UK. Mr. Shaykin received a B.A. and an M.A. from the University of Chicago and an M.B.A. from the University of Chicago Graduate School of Business.

        Arthur H. Hayes, Jr., M.D., 72, has served as a director since 1996. He is currently President and Chief Operating Officer of MediScience Associates, a pharmaceutical consulting company, where he has served since 1991, and is a Professor of Medicine at New York Medical College and Pennsylvania State University College of Medicine. From 1981 to 1983, Dr. Hayes served as Commissioner of the United States Food and Drug Administration. From 1986 to 1991, he was President and Chief Executive Officer of EM Pharmaceuticals, as well as a member of its Board of Directors. Dr. Hayes served as Provost and Dean at New York Medical College from 1983 to 1986, and served as the Director of the Institute of Human Values in Medical Ethics, International Health and Department of Biomedical Sciences, and for the latter of which he also served as Chairman. Dr. Hayes held several posts with Pennsylvania State University, which included Professor of Medicine and Pharmacology from 1977 to 1981, Dean of Admissions from 1976 to 1979 and Associate Professor of Medicine and Pharmacology and Director of the Division of Clinical Pharmacology from 1972 to 1977. Dr. Hayes currently serves on the Board of Directors of Myriad Genetics, Inc. and Celgene Corporation. Dr. Hayes received his M.D. from Cornell University Medical College, and also attended Cornell's Graduate School of Medical Sciences, Department of Pharmacology. He undertook premedical studies, and attended medical school at Georgetown University. Dr. Hayes received his M.S. (philosophy, politics and economics) from Oxford University, where he was a Rhodes Scholar, and his B.A. (philosophy) from Santa Clara University.

        Robert E. Pollack, Ph.D., 65, has served as a director since 2000. He is currently Professor of Biological Sciences, Adjunct Professor of Environmental, Ecological and Evolutionary Biology, Lecturer in Psychiatry at the Center for Psychoanalytic Training and Research, and Director of the Center for the Study of Science and Religion at Columbia University; and Adjunct Professor of Science and Religion at Union Theological Seminary. He has been a Professor of Biological Sciences at Columbia since 1978, and was Dean of Columbia College from 1982 to 1989. He received the Alexander Hamilton Medal from Columbia University, and has held a Guggenheim Fellowship. He currently serves on the Advisory Board of the John Templeton Foundation, and as a Senior Consultant for the Director, Program of Dialogue on Science, Ethics and Religion, American Association for the Advancement of Science. He is also currently a director of Nutrition 21, Inc., a publicly traded company focusing on the development and marketing of proprietary nutritional products. Dr. Pollack graduated from Columbia University with a B.A. in physics, and received a Ph.D. in biology from Brandeis University.

Directors Continuing in Office Until the 2007 Annual Meeting

        Patricia A. Pilia, Ph.D., 57, is a co-founder of Tapestry Pharmaceuticals, Inc. and one of its predecessor companies, Pacific Biotechnology, Inc. Dr. Pilia has served as a director since the Company's inception in 1991. She has served as an employee since the Company's inception in 1991 until February 2006. She served as Secretary from 1991 through 2006 and was appointed to the Research and Development Committee of the Board of Directors in 2002. In addition, Dr. Pilia has served as an Officer of several of our international corporate affiliates, including our Cayman Islands, United Kingdom, and Canadian subsidiaries. Additionally, Dr. Pilia has served as Vice President of BioResearch and Toxicology, the head of Human Resources, Operations, including Manufacturing, Regulatory Affairs, Quality Assurance, Quality Control, Environmental Health and Clinical Affairs and has served as acting Head of Research and Development. Dr. Pilia's employment with the Company was terminated in 2006. She continues to serve as a member of the Board of Directors and as a member of the Board's Research and Development Committee. Prior to joining the Company, Dr. Pilia served as Assistant Professor of Pathology in the Colleges of Medicine, Dental Medicine and Graduate Studies at the Medical University of South Carolina and as the Assistant Director of the Immunopathology Diagnostic and Research Laboratories from 1985 to 1991. Since 1978, Dr. Pilia has designed and managed numerous laboratories and clinical programs in the U.S., China and Mexico and consulted in the design and development of biomedical devices and various treatment modalities. She has also been an active clinical and preclinical researcher in the fields of pathogenesis of disease, oncology, autoimmune disease and diagnostic development. Dr. Pilia holds a Bachelor's degree from Boston University and a Master's Degree in immunology/microbiology and a Doctoral Degree in pathology from the Medical University of South Carolina.

        The Honorable Richard N. Perle, 64, has served as a director since 2000. He has served as a fellow at the American Enterprise Institute since 1987. Mr. Perle is a director of Autonomy, plc. From 1981 to 1987, Mr. Perle was the United States Assistant Secretary of Defense for International Security Policy at the United States Department of Defense. Mr. Perle attended the London School of Economics with Honors Examinations, received a B.A. in international relations from the University of Southern California, an M.A. in politics from Princeton University, and completed various fellowships at Princeton University, the Ford Foundation and the American Council of Learned Societies.

Directors Continuing in Office Until the 2008 Annual Meeting

        Stephen K. Carter, M.D., 68, has served as a director since March 2004. Dr. Carter has been a consultant to the pharmaceutical industry since 1997. From 1996 to 1999, Dr. Carter served as a consultant to SUGEN Inc., a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific cellular signal transduction pathways, and from 1999 to 2000 was SUGEN's Senior Vice President of Clinical and Regulatory Affairs. From 1995 to 1996, he was Senior Vice President, Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. From 1990 to 1995 Dr. Carter served as Senior Vice President, Worldwide Clinical Research and Development at Bristol-Myers Squibb Co. Dr. Carter is a former Deputy Director at the National Cancer Institute's Division of Cancer Treatment and is a member of the American Society of Clinical Oncology. Dr. Carter received his A.B. degree in American history from Columbia College and his M.D. degree from New York Medical College. Dr. Carter currently serves on the Board of Directors of Cytogen Corporation, Emisphere Technologies, Inc., Celator Technologies, Vion Pharmaceuticals; and Alfacell Corporation.

        George M. Gould, Esq., 67, has served as a director since 2003. He has served as Of Counsel to the law firm Gibbons, Del Deo, Dolan, Griffinger & Vecchione since 1996. Mr. Gould is a director of Angiogenex, Inc., as well as Supratek Pharma. From May 1996 to December 1996, Mr. Gould was a Senior Vice President of PharmaGenics, Inc. Prior to that time Mr. Gould served as Vice President, Licensing & Corporate Development and Chief Patent Counsel for Hoffmann-La Roche Inc. from 1989 to 1996. Mr. Gould received a Bachelor of Arts degree in organic chemistry from The Johns Hopkins University, attended the New York University Graduate School of Chemistry, and received a J.D. from Columbia University School of Law and an L.L.M. from New York University School of Law.

        Elliot M. Maza, 50, has served as a director since December 2004. Since December 2003, Mr. Maza has served as Chief Financial Officer of Emisphere Technologies, where he is responsible for the financial accounting, legal and investor relations functions of that drug delivery company. Between 1999 and 2003, Mr. Maza was a partner at Ernst & Young LLP. Prior thereto he was employed by Goldman Sachs & Co., J.P. Morgan Securities and the law firm of Sullivan & Cromwell. Mr. Maza holds a J.D. degree from the University of Pennsylvania and is a Certified Public Accountant.

Independence of the Board of Directors

        As required under the Nasdaq Stock Market ("Nasdaq") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company's directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Shaykin, our Chairman and Chief Executive Officer, and Dr. Pilia, our former Executive Vice President and Secretary.

Information Regarding the Board of Directors and its Committees

        The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Research and Development Committee. The following table provides current committee membership, as well as meeting information for fiscal 2005 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance		Research and Development
Stephen K. Carter, M.D.			X				X	(2)
George M. Gould, Esq.	X		X		X	(1)
Arthur P. Hayes, Jr., M.D.					X		X
Elliot M. Maza	X	(1)	X
Richard N. Perle	X
Patricia A. Pilia, Ph.D.							X
Robert E. Pollack, Ph.D.			X	(1)			X	(2)
Leonard P. Shaykin
Total meetings in fiscal year 2005	5		4		2		3

(1)
Committee Chair

(2)
Committee Co-chair

        Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee (other than the Research and Development Committee) meets the applicable rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

  Audit Committee

        The Audit Committee assists the Board in monitoring the integrity of the Company's financial statements, the independent auditor's qualifications and independence, the performance of the Company's internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements. In particular, the Audit Committee reviews and discusses with management and the independent auditor the Company's annual audited financial statements, including disclosures made in management's discussion and analysis, and recommends to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K; reviews and discusses with management and the independent auditor the Company's quarterly financial statements prior to the filing of the Company's Quarterly Reports on Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements; evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and reviews and approves all "related party transactions," as required by law.

        Three directors comprise the Audit Committee: Messrs. Gould, Maza and Perle. Mr. Maza currently serves as Chairman of the Audit Committee. The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Maza qualifies as an "audit committee financial expert," as defined in applicable rules of the Securities and Exchange Commission (the "SEC"). The Board made a qualitative assessment of Mr. Maza's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company and that he is a certified public accountant. The Audit Committee met five times during the fiscal year. The Audit Committee Charter, which contains details on the Audit Committee's responsibilities and functions, can be found on our corporate website at www.tapestrypharma.com.

  Compensation Committee

        The Compensation Committee assists the Board in carrying out its responsibilities relating to compensation of the Company's executive officers, administers the Company's incentive and equity-based plans, and works with management and the Board in matters concerning organization development and succession planning of officers. In particular, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company's executive officers (including the Chief Executive Officer); reviews and approves the compensation of the Company's executive officers; reviews and makes recommendations to the Board concerning executive compensation policies and practices generally; exercises all authority with respect to administration of the Company's various stock option and incentive plans; reviews and makes recommendations to the Board concerning any employment contract or severance arrangement for any executive officer; reviews and makes recommendations to the Board concerning director compensation and benefits; assists the Board in developing and evaluation potential candidates for executive positions; and oversees the development of the Company's executive succession plans. The Compensation Committee Charter, which contains details on the Compensation Committee's responsibilities and functions, can be found on our corporate website at www.tapestrypharma.com.

        Four directors comprise the Compensation Committee: Messrs. Gould and Maza and Drs. Pollack and Carter. Dr. Pollack currently serves as Chairman of the Committee. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met four times during the fiscal year.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of persons identified as prospective nominees for director; recommending to the Board nominees for director to be submitted to stockholders for election at the Company's annual meeting or to fill vacancies and newly created directorships; considering and making recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees; reviewing the Board's committee structure (including assignment rotation schedules and authority to delegate to subcommittees) and recommending to the Board directors to serve as members of each committee; and reviewing, recommending and periodically re-examining the Company's corporate governance practices and policies. The Nominating and Corporate Governance Committee Charter, which contains details on the Committee's responsibilities and functions, can be found on our corporate website at www.tapestrypharma.com

        Two directors comprise the Nominating and Corporate Governance Committee: Mr. Gould and Dr. Hayes. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during the last fiscal year.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Committee also considers such factors as relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company's stockholders. Candidates for director will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee intends to consider experience, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Committee determines whether the nominee must be independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

        The Nominating and Corporate Governance Committee does not have a formal process for identifying and evaluating nominees for director. Instead, it uses its network of contacts to identify potential candidates. The Committee may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee will meet to discuss and consider such candidates' qualifications and then select a nominee for recommendation to the Board by majority vote.

        At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership discussed above. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders holding more than 5% of our voting stock.

  Research and Development Committee

        The Research and Development Committee of the Board of Directors is charged with reviewing our research and development activities and making recommendations to the full Board of Directors on such matters, including allocation of the Company's resources among the various active research and development programs. The Committee also assists the Board in evaluating and reviewing new development and product opportunities and potential licenses or acquisitions of third-party products or technology. Four directors comprise the Research and Development Committee: Drs. Carter, Hayes,

Pilia and Pollack. Drs. Carter and Pollack currently serve as Co-chairs of this Committee. The Research and Development Committee held three formal meetings, and met informally at least three other times during the fiscal year.

Meetings of the Board of Directors

        The Board of Directors met four times during the last fiscal year. Each incumbent Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

        The Company's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending an email to governance@tapestrypharma.com, or writing to the Board of Directors, c/o Tapestry Pharmaceuticals, Inc., 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301. All communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company's Complaint Process that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Code of Ethics

        The Company has adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees. The Code of Ethics and Business Conduct is available on our website at www.tapestrypharma.com. We intend to disclose any substantive amendments to our Code of Ethics and Business Conduct, and any waiver from a provision of the Code granted to our Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer, on our Internet website within five business days following such amendment or waiver and in any required filings with the SEC. The information contained on or connected to our Internet website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

Report of the Audit Committee of the Board of Directors(1)

        The Audit Committee of the Board of Directors reviews Tapestry's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

        The Committee consists of three directors, all of whom meet the independence and other requirements for membership on the Audit Committee under applicable Nasdaq listing standards. The Board of Directors has adopted a written charter for the Committee.

        The Committee has reviewed and discussed with management and Tapestry's independent auditor, Grant Thornton LLP, the financial results for 2005. The Committee has also reviewed the results of the 2005 audit and the 2005 audited financial statements with management. In addition to its reviews, the Committee met four times in 2005 with the Company's independent auditor. The meetings were designed to facilitate and encourage private communication between the Committee, management and the independent auditor. The meetings included discussion and further review of the financial statements, the interim financial results and the matters required to be discussed by Statement of Auditing Standards No. 61. The independent auditor also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Committee has discussed with the independent auditor, the auditor's independence from Tapestry. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on its reviews and discussions described above, the Committee recommended to the Board of Directors that the audited 2005 financial statements be included in Tapestry's Annual Report on Form 10-K for the last fiscal year, as filed with the SEC.

        The Audit Committee

  Elliot M. Maza, Chair
  George M. Gould
  Richard N. Perle

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation contained in such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected Grant Thornton LLP, a registered public accounting firm, as the Company's independent auditors for the fiscal year ending December 27, 2006, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Grant Thornton was engaged as the Company's auditor in August 2004. Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Ernst & Young LLP, a registered public accounting firm, audited our accounts and the accounts of our subsidiaries for the year ended December 31, 2003, and reviewed our financial statements included in our quarterly reports through the quarterly period ended June 30, 2004. On June 25, 2004, the Company was notified by Ernst & Young of their decision to resign as the Company's independent accountant effective after completion of their review of the Company's financial statements for the second quarter ending June 30, 2004. Ernst & Young had been our auditors since 1993.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton as the Company's independent auditors. However, the Audit Committee of the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Grant Thornton. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditor's Fees

        The following table represents aggregate fees billed to the Company for fiscal years ended December 28, 2005 and December 29, 2004, by Grant Thornton and Ernst & Young, the Company's principal accountants.

	Grant Thornton		Ernst & Young		Total
	2005	2004	2005	2004	2005	2004
Audit Fees(1)	$160,000	$147,000	$10,000	$26,000	$170,000	$173,000
Audit Related Fees(2)	6,000	—	12,000	7,000	18,000	7,000
Tax Fees(3)	—	—	20,000	44,000	20,000	44,000
All Other Fees	—	—	—	—	—	—
	$166,000	$147,000	$42,000	$77,000	$208,000	$224,000

(1)
Audit Fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q. In 2004 and 2005, audit fees also include fees for professional services rendered for the audits of (i) management's assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

(2)
Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported in "Audit Fees." In 2005 and 2004, this category included fees relating to registration statement filings. In 2005, it also included fees related to our Canadian subsidiary.

(3)
Tax Fees consist of fees for professional services rendered for assistance with federal, state and international tax compliance and tax planning.

        All fees described above incurred in connection with services performed by Grant Thornton and Ernst & Young were approved by the Audit Committee.

Pre-Approval Policies and Procedures

        Under the Audit Committee Charter, the Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditor, Grant Thornton or Ernst & Young (subject to de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the 1934 Act which are approved by the Audit Committee prior to completion of the audit). The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee of the Board of Directors has determined that the rendering of the services other than audit services by Grant Thornton or Ernst & Young is compatible with maintaining the principal accountant's independence.

        In connection with the Company's audits for the fiscal year ended December 31, 2003, and in the subsequent period before Ernst & Young's resignation, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that would have caused Ernst & Young to report the disagreement if it had not been resolved to the satisfaction of Ernst & Young. Ernst & Young's reports on the financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Ernst & Young's letter to the Securities and Exchange Commission stating its agreement with the statements in this paragraph is filed as an exhibit to the Company's Current Report on Form 8-K dated July 1, 2004.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 5, 2006 regarding the ownership of our common stock by by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Except where otherwise indicated, the address for each of the beneficial owners as of April 5, 2006 that are listed in the table is: Tapestry Pharmaceuticals, Inc., 4840 Pearl East Circle, Suite 300W, Boulder, CO 80301.

Name of Director, Officer or Beneficial Owner(1)	Number of Shares of Common Stock(1)		Percentage ownership(1)
Leonard P. Shaykin	164,396	(2)	1.0%
Stephen K. Carter, M.D.	3,050	(3)	*
George M. Gould	4,000	(4)	*
Arthur H. Hayes, Jr.	11,000	(5)	*
Elliot M. Maza	2,000	(6)	*
The Honorable Richard N. Perle	13,300	(7)	*
Patricia A. Pilia	140,018	(8)	*
Robert E. Pollack	10,260	(9)	*
Martin M. Batt	19,917	(10)	*
Kai P. Larson	34,109	(11)	*
Gordon Link	65,178	(12)	*
All Directors and Executive Officers as a Group (11 persons)(13)	467,228	(14)	2.9%
Special Situations Fund III, L.P.	5,021,760	(15)	26.8%
Baker Biotech Fund III, L.P.	2,000,000	(16)	12.3%
Tang Capital Partners, LP	2,001,400	(17)	12.3%
Biotechnology Value Fund, L.P.	1,637,101	(18)	9.9%
Fort Mason Master, L.P.	1,637,101	(19)	9.9%
Capital Ventures International	1,692,595	(20)	9.9%
Xmark JV Investment Partners, LLC	1,692,595	(21)	9.9%
Versant Capital Management LLC	1,500,000	(22)	8.8%
Merlin BioMed Long Term Appreciation, LP	1,000,000	(23)	6.0%

*
Less than 1%

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 3 and 4 filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Percentage of beneficial ownership is based on 16,231,918 shares of our common stock outstanding as of April 5, 2006, as adjusted as required by the rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable or exercisable within 60 days of April 5, 2006 are deemed outstanding for computing the percentage of the person or entity holding such securities, but not for purposes of computing the percentage of each other person or entity.

(2)
Includes 87,085 shares of common stock issuable upon exercise of options granted to Mr. Shaykin under the 1994 Long-Term Performance Incentive Plan (the "1994 Plan") and 14,848 shares of common stock beneficially owned through our Employee Stock Ownership Plan ("ESOP plan") as of February 1, 2006. This does not include 7,500 shares held in private foundation for which Mr. Shaykin exercises voting control. Mr. Shaykin disclaims beneficial ownership of such shares.

(3)
Includes 3,050 shares of common stock issuable upon exercise of options granted to Dr. Carter under the 1994 Plan.

(4)
Includes 3,000 shares of common stock issuable upon exercise of options granted to Mr. Gould under the 1994 Plan and 1,000 shares of common stock issuable upon exercise of options granted under the 2004 Non-Employee Director Plan.

(5)
Includes 11,000 shares of common stock issuable upon exercise of options granted to Dr. Hayes under the 1994 Plan.

(6)
Includes 2,000 shares of common stock issuable upon exercise of options granted to Mr. Maza under the 2004 Non-Employee Director Plan.

(7)
Includes 11,000 shares of common stock issuable upon exercise of options granted to Mr. Perle under the 1994 Plan and 1,000 shares of common stock issuable upon exercise of options granted under the 2004 Non-Employee Director Plan.

(8)
Includes 67,100 shares of common stock issuable upon exercise of 1994 Plan options and 23,538 shares of common stock beneficially owned through our ESOP plan as of February 1, 2006.

(9)
Includes 6,400 shares of common stock issuable upon exercise of options granted to Dr. Pollack under the 1994 Plan and 3,750 shares of common stock issuable upon exercise of options granted under the 2004 Non-Employee Director Plan.

(10)
Includes 7,626 shares of common stock issuable upon the exercise of options granted to Mr. Batt under the 1994 Plan and 10,279 shares of common stock beneficially owned through our ESOP plan as of February 1, 2006.

(11)
Includes 20,085 shares of common stock issuable upon the exercise of options granted to Mr. Larson under the 1994 Plan and 14,024 shares beneficially owned through our ESOP plan as of February 1, 2006.

(12)
Includes 44,167 shares of common stock issuable upon the exercise of options granted to Mr. Link under the 1994 Plan and 14,857 shares of common stock beneficially owned through our ESOP plan as of February 1, 2006.

(13)
The person who was serving as the Company's sixth executive officer at December 28, 2005, resigned his employment with the Company effective February 22, 2006.

(14)
Includes shares described in the notes above, as applicable.

(15)
Includes 1,200,000 shares held by Special Situations Fund III, Q.P. L.P., 100,000 shares held by Special Situations Fund III L.P., 371,760 shares held by Special Situations Life Science Fund L.P., 350,000 shares held by Special Situations Cayman Fund L.P. and 500,000 shares held by Special Situations Private Equity Fund L.P. Also includes an equal number of shares issuable upon exercise of warrants held by each such entity, for an aggregate of 2,500,000 shares of common stock issuable upon exercise of warrants held by such entities. MGP Advisers Limited Partnership, or MGP, a Delaware limited partnership, is the general partner of and investment adviser to Special Situations Fund III, L.P. and Special Situations Fund III, Q.P., L.P., Delaware limited partnerships. AWM Investment Company, Inc., or AWM, a Delaware corporation, is the general partner of MGP and the general partner of and investment adviser to Special Situations Cayman Fund L.P.

  MG Advisers, L.L.C., or MG, a New York limited liability company, is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. LS Advisers, L.L.C., or LS, a New York limited liability company, is the general partner of and investment adviser to Special Situations Life Sciences Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, LS and MG and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their funds.

(16)
Includes 41,641 share held by Baker Bros. Investments II, L.P., 54,481 shares held by Baker Biotech Fund II (Z), L.P., 1,525,130 shares held by Baker Biotech Fund III, L.P., 264,874 shares held by Baker Biotech Fund III (Z), L.P. and 113,874 shares held by 14159, L.P. These entities also hold warrants exercisable for up to an aggregate of 2,000,000 shares collectively, but the warrants may not be exercised to the extent that the holder thereof and its affiliates would beneficially own, for purposes of Section 13(d) of the 1934 Act, more than 9.999% of the outstanding shares, unless this restriction is waived upon 61 days written notice to the issuer. As a result of this restriction, the warrants are not currently exercisable for any shares, but this number of shares will change depending upon changes in the outstanding shares or waiver of the restriction. Baker Bros. Capital (GP), LLC is the sole general partner of Baker Bros. Capital, L.P., the sole general partner of Baker Bros. Investments II, L.P. Felix J. Baker and Julian C. Baker are the controlling members of Baker Bros. Capital (GP), LLC. Baker Biotech Capital II (Z) (GP), LLC is the sole general partner of Baker Biotech Capital II (Z), L.P., the sole general partner of Baker Biotech Fund II (Z), L.P. Felix J. Baker and Julian C. Baker are the controlling members of Baker Biotech Capital II (Z) (GP), LLC. Baker Biotech Capital III (GP), LLC is the sole general partner of Baker Biotech Capital III, L.P., the sole general partner of Baker Biotech Fund III, L.P. Felix J. Baker and Julian C. Baker are the controlling members of Baker Biotech Capital III (GP), LLC. Baker Biotech Capital III (Z) (GP), LLC is the sole general partner of Baker Biotech Capital III (Z), L.P., the sole general partner of Baker Biotech Fund III (Z), L.P. Felix J. Baker and Julian C. Baker are the controlling members of Baker Biotech Capital III (Z) (GP), LLC. 14159 Capital (GP), LLC is the sole general partner of 14159 Capital, L.P., the sole general partner of 14159, L.P. Felix J. Baker and Julian C. Baker are the controlling members of 14159 Capital (GP), LLC. Felix Baker and Julian Baker disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

(17)
Includes 1,726,400 shares held by Tang Capital Partners, L.P., 35,000 shares held by Kevin C. Tang as Custodian for Julian Kong Tang, 50,000 shares held by Kevin C. Tang as Custodian for Justin Lee Tang, 15,000 shares held by Kevin C. Tang as Custodian for Noa Young Tang, 150,000 shares held by Kevin Tang and Haeyoung Tang Trustees The Tang Family Trust Dated 8-27-02 and 25,000 shares held by IRA FBO Kevin Tang DB Securities Inc. These entities also hold warrants exercisable for up to an aggregate of 1,980,000 shares collectively, but the warrants may not be exercised to the extent that the holder thereof and its affiliates would beneficially own, for purposes of Section 13(d) of the 1934 Act, more than 9.999% of the outstanding shares, unless this restriction is waived upon 61 days written notice to the issuer. As a result of this restriction, the warrants are not currently exercisable for any shares, but this number of shares will change depending upon changes in the outstanding shares or waiver of the restriction. Kevin C. Tang is the sole manager of Tang Capital Management, LLC, which is the general partner of Tang Capital Partners, L.P. Mr. Tang disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. The securities are held by Kevin C. Tang as custodian for his minor children and as Trustee of The Tang Family Trust. Mr. Tang disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.

(18)
Inclues 327,035 shares held by Biotechnology Value Fund, L.P., 224,055 shares held by Biotechnology Value Fund II, L.P., 854,071 shares held by BVF Investments, L.L.C. and 94,239 shares held by Investment 10, L.L.C These entities also hold warrants exercisable for up to an aggregate of 1,500,000 shares collectively, but the warrants may not be exercised to the extent that the holder thereof and its affiliates would beneficially own, for purposes of Section 13(d) of the 1934 Act, more than 9.999% of the outstanding shares, unless this restriction is waived upon 61 days written notice to the issuer. As a result of this restriction, the warrants are currently exercisable for up to an aggregate of only 137,101 shares collectively, but this number of shares will change depending upon changes in the outstanding shares or waiver of the restriction. Pursuant to the operating agreement of BVF Investments, L.L.C. ("Investments"), BVF Partners, L.P. ("Partners") is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the Common Stock and to vote and exercise dispositive power over those shares of the Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Investments and those owned by Investment 10, L.L.C., on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.

(19)
Includes 1,408,650 shares held by Fort Mason Master, L.P. and 91,350 shares held by Fort Mason Partners, L.P. These entities also hold warrants exercisable for up to an aggregate of 1,500,000 shares collectively, but the warrants may not be exercised to the extent that the holder thereof and its affiliates would beneficially own, for purposes of Section 13(d) of the 1934 Act, more than 9.999% of the outstanding shares, unless this restriction is waived upon 61 days written notice to the issuer. As a result of this restriction, the warrants are currently exercisable for up to an aggregate of only 137,101 shares collectively, but this number of shares will change depending upon changes in the outstanding shares or waiver of the restriction. Fort Mason Capital, LLC serves as the general partner of Fort Mason Master, L.P. and Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to the shares of record owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(20)
Capital Ventures International ("CVI") also holds a warrant exercisable for up to an aggregate of 1,000,000 shares, but the warrant may not be exercised to the extent that CVI and its affiliates would beneficially own, for purposes of Section 13(d) of the 1934 Act, more than 9.999% of the outstanding shares, unless this restriction is waived upon 61 days written notice to the issuer. As a result of this restriction, the warrant is currently exercisable for up to an aggregate of only 692,595 shares, but this number of shares will change depending upon changes in the outstanding shares or waiver of the restriction. Heights Capital Management, Inc, the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.

(21)
Includes 500,000 shares held by Xmark JV Investment Partners, LLC, 225,000 shares held by Xmark Opportunity Fund, L.P. and 275,000 shares held by Xmark Opportunity Fund, Ltd. These entities also hold warrants exercisable for up to an aggregate of 2,000,000 shares collectively, but the warrants may not be exercised to the extent that the holder thereof and its affiliates would beneficially own, for purposes of Section 13(d) of the 1934 Act, more than 9.999% of the outstanding shares, unless this restriction is waived upon 61 days written notice to the issuer. As a result of this restriction, the warrants are currently exercisable for up to an aggregate of only 692,595 shares collectively, but this number of shares will change depending upon changes in the outstanding shares or waiver of the restriction. Mitchell D. Kaye and David C. Cavalier exercise voting and investment authority with respect to the shares of record held by Xmark JV Investment Partners, LLC, Xmark Opportunity Fund, L.P. and Xmark Opportunity Fund, Ltd. Messrs. Kaye

  and Cavalier disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(22)
Includes an aggregate of 750,000 shares of common stock issuable upon exercise of warrants. Herriot Tabuteau is the managing member of Versant Capital Management LLC. Mr. Tabuteau disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.

(23)
Includes 175,000 shares held by Merlin BioMed Long Term Appreciation, LP and 325,000 shares held by Merlin BioMed Offshore Master Fund. Also includes an equal number of shares issuable upon exercise of warrants held by each such entity, for an aggregate of 500,000 shares of common stock issuable upon exercise of warrants held by such entities. Merlin BioMed Group LLC serves as the general partner of Merlin BioMed Long Term Appreciation, L.P. and Merlin BioMed Offshore Master Fund and, in such capacity, exercises voting and investment authority with respect to the shares of record owned by Merlin BioMed Long Term Appreciation, L.P. and Merlin BioMed Offshore Master Fund. Stuart Weisbrod serves as the managing member of Merlin BioMed Group LLC. Merlin BioMed Group LLC and Mr. Weisbrod each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

EXECUTIVE OFFICERS

        The following table sets forth certain information regarding our executive officers, as of March 15, 2006:

Name	Age	Position
Leonard P. Shaykin	62	Chairman of the Board and Chief Executive Officer
Martin Batt	63	Vice President, Chief Operating Officer
Gordon H. Link, Jr.	52	Senior Vice President and Chief Financial Officer
Kai P. Larson	41	Vice President and General Counsel

        See "Proposal 1—Election of Directors" for the biography of Mr. Shaykin.

        Martin Batt, has served as our Senior Vice President, Chief Operating Officer since April 2005. Mr. Batt has also been Vice President, Chief Operating Officer since July 2004 and Chief Information Officer since 2002. Prior to joining us, from 1986 to 2002, he was a Partner in the consulting firm of Grisanti, Galef & Goldress which specializes in operating and fixing distressed companies by providing leadership in senior executive positions. Mr. Batt has assumed various positions including CEO, President and Vice President in many industries including retailing, aerospace, communications, computer software, steel, computer hardware, carpet, apparel, and automotive parts manufacturing. Prior to that, Mr. Batt served in various Information Technology positions at U. S. Steel Corporation. Mr. Batt received a B.S. in Computer Sciences, Cum Laude, from Point Park College, Pittsburgh and has also taught Computer Science and Information Technology.

        Gordon H. Link, Jr., a certified public accountant (inactive) and a certified management accountant, has served as our Senior Vice President and Chief Financial Officer since 2002, and previously held the position of Vice President and Chief Financial Officer from 1993 to 2002. Prior to that, Mr. Link served concurrently as Corporate Controller of Synergen, Inc. and Treasurer of the Syntex-Synergen Neuroscience Joint Venture. From 1991 to 1993, Mr. Link was Treasurer of Synergen Development Corporation. From 1983 to 1990, Mr. Link practiced as a certified public accountant, including the position of Audit Manager with Deloitte & Touche. He attended the graduate school of the University of Denver and received undergraduate degrees in chemistry from Rensselaer Polytechnic Institute in 1976 and in accounting from Metropolitan State College in 1983.

        Kai P. Larson, has served as our Vice President and General Counsel since 1999, and previously held the position of Director of Legal Affairs from 1994 to 1999. Prior to joining us, he worked as an attorney in the New York office of Kirkland & Ellis. Mr. Larson received a B.A. from Brigham Young University, and a J.D. from Columbia University School of Law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 28, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Elliott Maza was late in filing a Form 4 that reported one transaction.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows for the years ended December 28, 2005, December 29, 2004, and December 31, 2003, compensation awarded or paid to, or earned by our chief executive officer and our four other most highly compensated executive officers at December 28, 2005 (the "Named Executive Officers"):

Annual Compensation
Name and Principal Position				Securities Underlying Options (#)	All Other Compensation(1)
	Year	Salary	Bonus
Leonard P. Shaykin Chairman of the Board, Chief Executive Officer	2005 2004 2003	$370,350 354,231 270,000	$100,000 140,000 417,000	— — 25,000	$31,939 35,841 20,981
Martin M. Batt Senior Vice President, Chief Operating Officer	2005 2004 2003	270,000 225,981 190,000	20,000 120,000 225,000	— 8,000 6,000	31,939 35,841 16,099
Patricia A. Pilia(2) Executive Vice President, Secretary	2005 2004 2003	235,000 238,835 214,412	— 60,000 150,000	— 6,000 11,000	31,939 35,841 20,981
Gordon Link(3) Senior Vice President, Chief Financial Officer	2005 2004 2003	240,000 239,835 247,154	16,667 100,000 250,000	— 8,000 11,000	31,939 35,841 20,981
Kai P. Larson Vice President, General Counsel	2005 2004 2003	220,400 213,612 180,000	11,667 75,000 250,000	— 6,000 11,000	31,939 35,841 18,883

(1)
Represents our Employee Stock Ownership Plan ("ESOP") contributions of common stock (valued at fair market value as of the date of the contribution) for each of the Named Executive Officers.

(2)
In 2003, annual compensation for Dr. Pilia included $4,412 of accrued vacation paid in cash in connection with a change in the Company's vacation policy. Dr. Pilia's position with the Company as Executive Vice President and Secretary was terminated as of February 23, 2006. She remains a Director of the Company.

(3)
In 2003, annual compensation for Mr. Link included $37,154 of accrued vacation paid in cash in connection with a change in the Company's vacation policy.

        As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain "perquisites" where the aggregate amount of such perquisites received by a Named Executive Officer does not exceed the lesser of $50,000 or 10% of his or her salary plus bonus for the applicable year.

Option Grants in Last Fiscal Year

        There were no grants of options to purchase common stock to the Named Executive Officers for the year ended December 28, 2005 as the following table illustrates:

Number of Securities Underlying Options Granted (#)
		% of Total Options Granted to Employees in Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms ($)
Exercise or Base Price Per Share ($/sh)
Name				Expiration Date
					5%	10%
Leonard P. Shaykin	—	—%	$—	—	$—	$—
Martin M. Batt	—	—%	$—	—	—	—
Patricia A. Pilia	—	—%	$—	—	—	—
Gordon Link	—	—%	$—	—	—	—
Kai P. Larson	—	—%	$—	—	—	—

Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table reports information, as to each of the Named Executive Officers, concerning the number of shares subject to both exercisable and unexercisable stock options held as of December 28, 2005. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of December 28, 2005:

			Number of Securities Underlying Unexercised Options at Year End (#)		Value of Unexercised in-the-Money Options at Year End ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Leonard P. Shaykin	—	—	74,587	47,913	$—	$—
Martin M. Batt	—	—	7,625	13,874	—	—
Patricia A. Pilia	—	—	100,468	29,999	—	—
Gordon Link	—	—	35,835	36,164	—	—
Kai P. Larson	—	—	13,418	29,999	—	—

Repricing of Stock Options

        On February 8, 2006, the board of directors of the Company approved, subject to stockholder approval, the amendment of certain outstanding options to purchase shares of common stock under the Company's existing equity incentive plans, including certain options granted to the Company's directors and executive officers. Stockholder approval of such amendment was received on April 4, 2006 and the exercise price of each such repriced option was reduced to $4.02 per share as of such date. Options to purchase a total of 630,038 shares of common stock outstanding under all of the Company's equity compensation plans, having exercise prices ranging from $4.20 to $112.50, were repriced. The following table presents summary information concerning stock options that were repriced for the Company's directors, executive officers and others.

Name and Position	Date	Number of Securities Underlying Stock Options to be Repriced (#)	Market Price of Stock at Time of Repricing ($)	Weighted Average Exercise Price Per Share at Time of Repricing ($)	New Exercise Price ($)(3)	Average Remaining Contractual Life of Stock Options to be Repriced (in Years)
Leonard P. Shaykin	April 4, 2006	122,500	$3.75	$42.77	$4.02	4.70
Martin M. Batt	April 4, 2006	21,500	$3.75	$16.19	$4.02	7.64
Patricia A. Pilia(1)	April 4, 2006	127,267	$3.75	$37.82	$4.02	8.74
Gordon Link	April 4, 2006	72,000	$3.75	$44.65	$4.02	5.27
Kai P. Larson	April 4, 2006	43,416	$3.75	$49.70	$4.02	6.05
All Executive Officers as a group (5 persons)	April 4, 2006	386,683	$3.75	$40.73	$4.02	6.14
All Directors Who Are Not Executive Officers as a Group (6 persons)(2)	April 4, 2006	52,550	$3.75	$32.35	$4.02	6.82
All Employees Who Are Not Executive Officers as a Group (28 persons)	April 4, 2006	104,924	$3.75	$27.38	$4.02	6.66
All Others (27 persons)	April 4, 2006	85,881	$3.75	$39.45	$4.02	3.66
Total	April 4, 2006	630,038	$3.75	$37.63	$4.02	5.64

(1)
Dr. Pilia's employment with the Company terminated as of February 23, 2006. She is no longer an officer but remains a director of the Company.

(2)
Excludes options to acquire 127,267 shares held by Dr. Pilia, who after February 23, 2006 is no longer an officer but remains a director of the Company.

(3)
The new exercise price of repriced options was established as the average of the closing sale prices of the Company's common stock on the Nasdaq Capital Market on the fourth through eighth trading days following the Company's announcement of the private placement transaction contemplated by a Purchase Agreement, dated February 2, 2006, between the Company and the purchasers named therein.

Compensation of Directors

        Stock Option Grants.    The Company's 2006 Equity Incentive Plan was approved by stockholders on April 4, 2006, and the following grants will be made to directors under that plan.

        Under the 2006 Equity Incentive Plan, options to purchase 1,500 shares of common stock are to be granted automatically to each non-employee director who (i) is elected or reelected as a director of the Company at an annual meeting of stockholders, (ii) continues service as a director of the Company after an annual meeting of stockholders at which the director is not subject to re-election, or (iii) is otherwise appointed as a director of the Company in accordance with the Company's bylaws, in each case on the business day date next following each such annual meeting or appointment. In addition, under the 2006 Equity Incentive Plan, options to purchase 1,500 shares of common stock are to be granted automatically to each non-employee director who is appointed or continues to serve after an annual meeting of stockholders as chair of the Audit, Compensation, Nominating and Corporate Governance and Research and Development Committees of the Board of Directors on the business day next succeeding each such appointment or continuation of service, as the case may be. In addition, options to purchase 1,000 shares of common stock are to be automatically granted to each non-employee who is appointed to the Research and Development Committee (the "RDC") upon initial appointment to the committee, and options to purchase 450 shares of common stock are automatically granted to each non-employee director who continues services as a RDC member after an annual meeting of stockholders, in each case on the business day next succeeding such appointment or continuation of service, as the case may be. Non-employee directors also may be granted options to purchase shares of common stock in the discretion of the Board of Directors. All such options are to be exercisable at an exercise price equal to the fair market value (as defined in the plan) of the common stock on the date of grant and are subject to a vesting schedule.

        Other Compensation.    Non-employee directors are paid $3,000 for each regular meeting and $500 for each special meeting attended. In addition, directors serving on committees of the Board (other than the RDC) are paid for attendance at each committee meeting as follows: $1,000 for the committee chair and $500 for non-chair committee members. The RDC co-chairs receive $40,000 per year. RDC members receive $2,500 for attendance at RDC meetings which are not held concurrently with regularly scheduled meetings of the Board of Directors. Directors are also reimbursed for their cost incurred in attending Board and committee meetings. In April 2004, the Board added an annual retainer of $10,000, payable quarterly, for all non-employee directors, and an additional annual retainer of $10,000 for the chair of the Audit Committee.

Employment Agreements and Termination of Employment Agreements

        Effective October 1, 2001, we entered into an employment agreement (the "Shaykin Employment Agreement") with Leonard Shaykin. In addition, effective October 1, 2001, we entered into employment agreements (collectively, the "Employment Agreements") with Patricia Pilia, Gordon Link, and Kai Larson (collectively, the "Executive Officers"). The Shaykin Employment Agreement and the other Employment Agreements are referred to together as the "Executive Agreements," and Mr. Shaykin and the Executive Officers are referred to together as the "Executives."

        The Shaykin Employment Agreement provides for an initial three year employment term that expired on October 1, 2004 and is automatically renewed on each anniversary of the date of the agreement for successive one-year terms unless either party terminates. No such notice of termination has been given by or to Mr. Shaykin.

        The Shaykin Employment Agreement provides for an initial annual base salary for Mr. Shaykin of $270,000. Since entering into the agreement, Mr. Shaykin's base salary has been raised to $370,000. Under the Shaykin Employment Agreement, in the event a change of control occurs or is anticipated (including the sale of substantially all of the assets of the Company) and Mr. Shaykin's employment is terminated by the Company without cause (as defined in the Shaykin Employment Agreement) or by Mr. Shaykin for good reason (as defined in the Shaykin Employment Agreement), Mr. Shaykin is to be granted (i) a payment equal to the greater of 100% of his prior year's bonus or 75% of his base annual salary, (ii) a payment equal to 300% of his base annual salary and (iii) a payment equal to accrued, unpaid salary and bonus through the date of termination. As defined in the Shaykin Employment Agreement, "good reason" includes, along with other events, the Board of Directors' failure to grant, in each calendar year after a change in control occurs or is anticipated, a minimum annual bonus at least equal to the average of the three years' prior annual bonuses, if such a failure is in anticipation of or following a change in control. The sale of our paclitaxel business to Mayne Pharma may be deemed to have been a sale of substantially all our assets. In connection with the sale, Mr. Shaykin provided the Company with a written waiver of any requirement that a minimum annual bonus be paid to him insofar as the sale of the paclitaxel business could be construed to constitute a change of control pursuant to the Shaykin Employment agreement. Consummation of our private placement transaction that closed in April 2006 (the "Private Placement") could be construed to constitute a change of control pursuant to the Shaykin Employment Agreement. Mr. Shaykin has provided a written waiver to the Company which waives (subject to certain conditions) any requirement that a minimum annual bonus be paid to him, insofar as the Private Placement could be construed to constitute a change of control pursuant to the Shaykin Employment Agreement. On February 23, 2006, the Shaykin Employment Agreement was amended to conform certain provisions thereof to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the proposed regulations issued by the Treasury Department thereunder. The amendment will likely result in any payment of severance benefits to Mr. Shaykin being delayed until six months and one day following termination of employment, rather than being due immediately upon termination.

        In addition, if Mr. Shaykin's employment is terminated by the Company without cause or by Mr. Shaykin for good reason, he would be entitled to receive, subject to certain limitations, (i) a lump sum of accrued, unpaid salary and bonus, if any, through the termination date, (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination, (iii) full vesting for all outstanding Company stock options owned by Mr. Shaykin that were granted prior to October 1, 2001, and (iv) a bonus payment in an amount equal to a percentage of his base salary, according to the terms set forth above. The forgoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended.

        Each of the Employment Agreements provides for an initial two-year employment term that expired on October 1, 2003, and is automatically renewed on each anniversary of the date of the agreement for an additional one-year term unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any additional one-year term. On February 23, 2006, the Company gave notice to Dr. Pilia of termination of her employment without cause. No other such notice of termination has been given by or to any of the other Executive Officers. The Employment Agreements provide for initial annual base salaries for Dr. Pilia, Mr. Link and Mr. Larson of $210,000, $210,000 and $180,000, respectively. Currently, their base salaries have been raised to $235,000, $240,000 and $220,000, respectively. Under the Employment Agreements, in the event a change of control occurs or is anticipated (including the sale of substantially all of the assets of the Company) and an Executive Officer's employment is terminated by the Company without cause or by the Executive Officer for good reason, such Executive Officer is to be granted (i) a payment equal to the greater of 100% of his or her prior year's bonus or 75% of his or her base annual salary and (ii) a payment equal to 200% of the Executive Officer's base annual salary. As defined in these agreements, "good reason" includes, along with other events, the Board of Directors' failure to grant, in each calendar year after a change in control occurs or is anticipated, a minimum annual bonus at least equal to the average of the three years' prior annual bonuses, if such a failure is in anticipation of or following a change in control. The sale of our paclitaxel business to Mayne Pharma may be deemed to have been a sale of substantially all of our assets. In connection with the sale, each of the Executive Officers provided the Company with written waivers of any requirement that a minimum annual bonus be paid him or her insofar as the sale of the paclitaxel business could be construed to constitute a change of control pursuant to his or her Employment Agreement. Consummation of the Private Placement could be construed to constitute a change of control pursuant to the Employment Agreements. Gordon Link and Kai Larson have provided a written waiver to the Company which waives (subject to certain restrictions) any requirement that a minimum annual bonus be paid to them, insofar as the Private Placement could be construed to constitute a change of control pursuant to the Employment Agreements.

        In addition, if the Executive Officer's employment is terminated by the Company without cause or by the Executive Officer for good reason, each Executive Officer would be entitled to receive, subject to certain limitations, (i) a lump sum of accrued, unpaid salary and bonus, if any, through the termination date, (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination, (iii) full vesting for all outstanding Company stock options owned by the Executive Officer that were granted prior to October 1, 2001, and (iv) a bonus payment in an amount equal to a percentage of the individual Executive Officer's base salary, according to the terms set forth above for each named individual. The forgoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended. On February 23, 2006, the Employment Agreements for Gordon Link and Kai Larson were amended to conform certain provisions thereof to the requirements of Section 409A of the Code and the proposed regulations issued by the Treasury Department thereunder. The amendment will likely result in any payment of severance benefits to Messrs. Link and Larson being delayed until six months and one day following termination of employment, rather than being due immediately upon termination.

        On February 23, 2006, the Company gave notice to Dr. Pilia of termination of her employment without cause. Therefore, in satisfaction of the terms of her Employment Agreement, the Company will pay Dr. Pilia $646,250 (representing 275% of her base salary) and has paid approximately $39,400 for accrued but unpaid salary and vacation. Furthermore, the Company will be responsible for paying for health and certain other benefits for 18 months following termination as set forth in the agreement. Dr. Pilia will remain as a director of the Company.

        On March 22, 2006, the Company and Dr. Pilia entered into a Settlement Agreement (the "Settlement Agreement") in connection with her termination of employment by the Company. The Settlement Agreement provides that the Company will take no action to remove Dr. Pilia from her position on the Board of Directors and will allow her to serve as a member of the Board for the remainder of her current term through the Company's 2007 annual meeting of stockholders and as a member of the Research and Development Committee of the Board of Directors during her tenure. The Settlement Agreement also provides that Dr. Pilia will be compensated for her board and committee service consistent with that provided for other non-employee directors. The Settlement Agreement confirms the severance and benefits payments required to be made by the Company to Dr. Pilia following termination of her employment under her Employment Agreement. The Settlement Agreement also provides that Dr. Pilia (i) will not be in violation of certain non-compete provisions of her Employment Agreement if she becomes involved in the development or marketing of paclitaxel or docetaxel; (ii) will not make any public disclosure designed to discourage any person from doing business with the Company; and (iii) will provide assistance in connection with actions taken by her during the period she was employed by the Company or served on its Board of Directors, specifying the compensation to be paid for such assistance. The Settlement Agreement also provides for releases of the Company by Dr. Pilia and of Dr. Pilia by the Company.

        On March 22, 2006, the Company and Dr. Pilia also entered into a written amendment to her Employment Agreement to conform certain provisions thereof to the requirements of Section 409A of the Code and the proposed regulations issued by the Treasury Department thereunder. The Company and Dr. Pilia had orally agreed to such an amendment previously. The amendment will result in payment of the severance benefits to Dr. Pilia under her Employment Agreement being delayed until six months and one day following her termination of employment.

        The Company entered into an employment agreement with Martin Batt (the "Batt Employment Agreement") effective October 28, 2005. Under the agreement, Mr. Batt will be employed as the Company's Senior Vice President and Chief Operating Officer and will perform executive and administrative services for a base annual salary of $270,000, and the Company may not terminate or alter Mr. Batt's employment status without Cause in such a way that he is no longer eligible to receive Company benefits prior to April 15, 2006. If Mr. Batt is terminated without Cause or resigns for good reason, upon compliance with certain conditions, the Company is obligated to make the following payments to Mr. Batt 195 days after such termination (or such longer period as may be required by law): (i) 100% of Mr. Batt's then effective base salary; (ii) a lump sum amount in cash equal to any accrued but unpaid salary through the date of termination and unpaid salary with respect to any vacation days accrued but not taken as of termination; and (iii) reimbursement of Mr. Batt's COBRA payments.

        Under the Employment Agreements for Messrs. Link and Larson, the Shaykin Employment Agreement and the Batt Employment Agreement, Executives may receive an annual bonus in such amount, if any, as the Compensation Committee (or if the Board has no Compensation Committee at the time, then the Board), in its discretion, may award to Executives, based upon the Executive's and the Company's performance during each year of the Employment Period.

        The Executive Agreements also contain provisions (i) prohibiting disclosure of confidential information, (ii) granting to the Company rights to intellectual property developed by the Executives that relate to its business or are developed in the course of employment with Tapestry, and (iii) prohibiting competition with Tapestry under certain circumstances during and for five years after the Executive's employment.

Compensation Committee Interlocks and Insider Participation

        During the year ended December 28, 2005, our compensation committee consisted of Dr. Robert Pollack (chairman), Dr. Stephen Carter, Elliot Maza, and George Gould, Esq. None of our executive officers serve as members of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on the Board of Directors or compensation committee.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 28, 2005 concerning our common stock that may be issued upon the exercise of options or the purchases of restricted stock under all of our equity compensation plans approved by stockholders and equity compensation plans not approved by stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2004 Equity Incentive Plan	99,299	$9.40	84,450
2004 Non-Employee Directors' Stock Option Plan	15,350	$6.90	13,300
1994 Long-Term Performance Incentive Plan	517,541	$42.70	78,821
Total Approved Plans	632,190	$36.60	176,571
Equity compensation plans not approved by security holders:
Non-plan	50	$95.00	—
1998 Stock Option Plan	92,562	$37.30	39,826
Total Unapproved Plans	92,612	$37.30	39,826
Total Plans	724,802	$36.70	216,397

        On February 8, 2006, the board of directors of the Company approved, subject to stockholder approval, the amendment of certain outstanding options to purchase shares of common stock under the Company's existing equity incentive plans, including certain options granted to the Company's directors and executive officers. Stockholder approval of such amendment was received on April 4, 2006 and the exercise price of each such repriced option was reduced to $4.02 per share as of such date. Options to purchase a total of 630,038 shares of common stock outstanding under all of the Company's equity compensation plans, having exercise prices ranging from $4.20 to $112.50, were repriced.

        In January 2006, the board of directors adopted, subject to stockholder approval, the Company's 2006 Equity Incentive Plan (the "Incentive Plan"). In conjunction with the adoption of the Incentive Plan, and subject to stockholder approval, the Board granted options to purchase 30,000 shares of common stock to each non-employee director of the Board, totalling options to purchase up to an aggregate of 180,000 shares of common stock. In addition, subject to stockholder approval, the

Compensation Committee of the Board granted options to purchase shares of common stock to employees of the Company, including its executive officers, totalling options to purchase up to an aggregate of 3,079,480 shares of common stock. Stockholder approval for the Incentive Plan and grant of the options thereunder was received on April 4, 2006. The total number of shares underlying outstanding options granted under the Incentive Plan is 3,259,480. After giving effect to the foregoing stock options granted by the Board and the Compensation Committee, a total of 3,317,626 shares remain available for grant under the Incentive Plan.

Summary of Equity Compensation Plans Not Approved by Stockholders

Non-plan Stock Options

        In January 1994, the Company granted to four outside directors 2,700 non-plan options to purchase shares of common stock which were immediately exercisable at a price of $24.00 and which expired in January 2004. In September 1997, the Company granted to its employees 2,007 non-plan options to purchase shares of common stock which vested over two years and which expire in September 2007. As of December 28, 2005, 50 of these options remained outstanding.

The 1998 Stock Incentive Plan

        In 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (formerly known as the "1998 Stock Option Plan") (the "1998 Plan") to provide awards of stock options, stock appreciation rights, restricted stock, performance grants, or any other type of award deemed by the Board of Directors or its designated committee to employees and other individuals who perform services for the Company. The 1998 Plan provides for option grants designated as nonqualified stock options or incentive stock options. Originally, 12,500 shares were authorized for issuance under the 1998 Plan. In 1999, 2000, 2001 and 2002 the Board of Directors approved increases in the number of authorized shares. There are currently 192,500 shares authorized for issuance under the 1998 Plan. Under the terms of the 1998 Plan, stock options cannot be granted to persons who are Tapestry officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, (unless granted to officers not previously employed by Tapestry, as an inducement essential to such officers entering into employment contracts with the Company) or to Tapestry directors. Options granted under the 1998 Plan typically vest 25% after each anniversary date of the grant, and expire ten years from the date of grant. The exercise price for stock options issued under the 1998 Plan is equal to the fair market value of the Company's common stock on the date of grant.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)

        The Compensation Committee is a committee of the Board of Directors established to, among other things, (i) assist the Board of Directors in carrying out its responsibilities relating to the compensation of executive officers of the Company, (ii) administer the Company's equity incentive plans (including reviewing and approving stock option grants to executive officers), and (iii) work with the Chief Executive Officer and the Board in organizational development and succession planning. All members of the Committee are independent directors who are not officers or employees of the Company. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. Historically, the Committee has directly engaged an outside compensation consulting firm to assist the Committee in its review of the compensation for the executive officers, and the Committee's actions have been in line with the advice received from such consultants.

Overview

        The Compensation Committee is responsible for implementing an executive compensation strategy that will aid the Company in achieving its goals. To this end, the Committee strives to award executive compensation in a manner that will motivate and reward management, while remaining consistent with the Company's stage of development and market comparables. In addition, the Committee acknowledges that compensation policies affect the Company's ability to recruit and retain qualified employees, and these considerations also affect the Committee's compensation decisions.

        When reviewing executive compensation, the Committee considers three main components: base salary, cash bonuses, and equity incentives. The Committee currently reviews the base compensation of each executive officer, and grants bonuses and equity-based incentive compensation, annually. In examining executive compensation, the Committee utilizes surveys of compensation paid to executives of biotechnology and small pharmaceutical companies. The Committee generally has set base compensation between the 50th and 75th percentiles as compared with executives with similar experience at similar companies, and has awarded bonuses at a slightly higher level. Historically, the Company has relied upon equity awards to provide long-term incentives for management that are linked to the Company's long term success.

Elements of Executive Compensation

        Base Salary.    The base salaries for executives are determined by the Committee taking into account its review of executive compensation reports published by Aon Consulting/Radford Surveys, which included data from similarly positioned companies in the pharmaceutical/biotech field. The minimum base salaries of our executive officers are set by the terms of employment agreements with those officers. The Company entered into employment agreements with the Company's senior executive officers other than Martin Batt in October 2001. The base salaries set under these agreements were increased in December 2004 taking into account the Committee's review of compensation at similarly situated companies and advice received from an independent compensation consultant retained by the Committee. These base salaries for these executives have not been increased since December 2004. In addition, the Company entered into an employment agreement with Mr. Batt in October 2005 which established Mr. Batt's base salary taking into account his performance, contributions to the Company, and the Committee's desire to provide him with compensation competitive with opportunities outside the Company.

(2)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation contained in such filing.

        Bonuses.    The Company historically has paid annual bonuses to its executive officers. When considering an individual's bonus, the Committee takes into account its assessment of that individual's contribution to the Company's efforts and successes, as well as the accomplishments of the Company as a whole. Most of the efforts of the executive officers in the past year have been spent on the Company's drug development efforts, reduction of drug manufacturing costs, and the Company's efforts to obtain financing. Given the success in moving our lead compound rapidly into two Phase I clinical trials, and the preparations for initiation of Phase II trials, it was determined that a number of executives merited bonuses for their efforts in this area. In addition, at the time bonus determinations were being made, the Company had made substantial progress toward negotiation of a significant equity financing. The successful completion of such an equity financing would, in the opinion of the Committee, merit a bonus for the executives involved. However, given the fact that the financing had not been completed, and the Company's need to conserve cash at the time, the Committee determined it would be appropriate to postpone payment of most of the proposed bonuses until the closing of a significant financing by the Company. Bonuses approved by the Committee in December 2005 and January 2006 are reflected for our Named Executive Officers in the Summary Compensation Table.

        Equity-based Incentives.    The Company has a long history of granting equity based incentives to management. In the opinion of the Committee, providing management with equity incentives is an effective method to motivate them to work toward an increase in the Company's stock price, which benefits all of the Company's stockholders and creates a mutual interest between our employees and our stockholders. No stock options or other equity incentives were granted by the Company in 2005.

        In late 2005 and early 2006, the Company was faced with a confluence of circumstances that prompted the Committee to propose action with regard to both past and future stock option grants. Most of the Company's outstanding options were granted and priced at a time when the Company was focused on the paclitaxel manufacturing business, which ultimately proved to be much less profitable than expected. The Company, with the approval of stockholders, sold the paclitaxel manufacturing business in 2003, and since the sale, has transformed itself from a raw material manufacturer into a development oriented biopharmaceutical company focused on developing proprietary compounds. As a result, the Company's goals, challenges, risks and circumstances changed significantly. Moreover, with the significant decrease in the trading price of the Company's common stock that occurred since the sale of the paclitaxel manufacturing business, the exercise price for almost all outstanding stock options is now much higher than the trading price and the outstanding options provide no incentive for option holders.

        As a result of these changed circumstances, the Committee determined that it would be appropriate to reduce the exercise price of most outstanding stock options to an amount more consistent with that likely to provide an incentive to option holders. In addition, the Committee decided it would be appropriate to establish a new equity incentive plan from which options could be granted for the benefit of employees in the future. On February 8, 2006, the board of directors of the Company approved, subject to stockholder approval, the amendment of certain outstanding options to purchase shares of common stock under the Company's existing equity incentive plans, including certain options granted to the Company's directors and executive officers. Stockholder approval of such amendment was received on April 4, 2006 and the exercise price of each such repriced option was reduced to $4.02 per share as of such date. Options to purchase a total of 630,038 shares of common stock outstanding under all of the Company's equity compensation plans, having exercise prices ranging from $4.20 to $112.50, were repriced. In January 2006, the board of directors adopted, subject to stockholder approval, the Company's 2006 Equity Incentive Plan (the "Incentive Plan"). In conjunction with the adoption of the Incentive Plan, and subject to stockholder approval, the Board granted options to purchase 30,000 shares of common stock to each non-employee director of the Board, totalling options to purchase up to an aggregate of 180,000 shares of common stock. In addition, subject to stockholder approval, the Committee granted options to purchase shares of common stock to employees of the Company, including its executive officers, totalling options to purchase up to an aggregate of 3,079,480 shares of common stock. Stockholder approval for the Incentive Plan and grant of the options thereunder was received on April 4, 2006.

        In making the determination of eligibility for repricing of existing options, and for new stock option grants under the Incentive Plan, the Committee took into account recommendations made to the Committee by the Chief Executive Officer as well as the Committee's own subjective evaluation of the circumstances, including retention considerations. All actions taken by the Committee with respect to the repricing of outstanding stock options and the grant of options under the Incentive Plan were approved by stockholders on April 4, 2006. Such options granted under the Incentive Plan will fully vest and become exercisable five years after the grant date and expire ten years after the grant date. The exercise price of such options is $4.02 and was established as the average of the closing sale prices of the Company's common stock on the Nasdaq Capital Market on the fourth through eighth trading days following the Company's announcement of the private placement transaction contemplated by a Purchase Agreement, dated February 2, 2006, between the Company and the purchasers named therein. Each option is subject to accelerated vesting as follows: 1/6 when the 20 trading day average of the closing sale prices of the common stock equals or exceeds 130% of the exercise price of the option; 1/6 when such average equals or exceed 160% of the exercise price; 1/6 when such average equals or exceeds 190% of the exercise price; 1/6 when such average equals or exceeds 220% of the exercise price; 1/6 when such average equals or exceeds 250% of the exercise price; and 1/6 when such average equals or exceeds 300% of the exercise price.

        In June 2002, our Board of Directors adopted a share retention policy applicable to our key employees, executive officers and directors to align more closely the interests of these persons with our stockholders. Pursuant to the share retention policy, no such person may sell more than 50% of vested shares granted pursuant to an option or restricted share grant while an employee of the Company. The policy applies to grants of options and restricted stock made after the date the policy was adopted. The Compensation Committee may waive compliance with the policy if compliance would create a significant hardship for any option recipient.

Compensation of Chief Executive Officer

        The compensation for Leonard Shaykin, the Company's Chief Executive Officer, was based upon the same procedures and criteria as described above relating to executive compensation in general. The Committee determined to award Mr. Shaykin a cash bonus of $200,000 for 2005, $100,000 of which was contingent upon the Company closing a significant equity financing and which occurred on April 4, 2006. The Committee did not grant any stock options or award any other equity compensation to Mr. Shaykin during 2004 or 2005, but the Committee determined to reprice Mr. Shaykin's outstanding options and also to grant stock options on a significant number of shares of the Company's common stock under the Incentive Plan, in each case as approved by stockholders. Options to acquire 122,500 shares of common stock were repriced and options to acquire 1,492,112 shares of common stock were granted to Mr. Shaykin. In determining the amount of stock options to be granted, the Committee looked to situations believed by it to be comparable to that of the Company, where a drug delivery company with a compound in Phase I clinical trials receives a substantial equity investment from investors who desire management to remain in place. The Committee determined that in such a situation the award of equity incentives to a chief executive officer sufficient to bring fully diluted ownership within 5-10% of outstanding shares would be appropriate. The options granted to Mr. Shaykin under the Incentive Plan are sufficient for Mr. Skaykin to hold directly or have the right to acquire approximately 7% of the shares of the Company's common stock outstanding after completion of the Company's private placement transaction that closed on April 5, 2006.

        In determining Mr. Shaykin's total compensation, the Committee subjectively evaluates such factors as his performance and contribution to the attainment of the Company's goals. The Company's goals in 2005 were generally to progress in its drug development efforts related to its lead compound and to secure significant financing to support such continued progress. Mr. Shaykin was primarily responsible for locating investors and negotiating the terms of the Company's private placement transaction that closed on April 5, 2006. Given the difficult nature of the current equity markets and the challenges in obtaining financing for early stage biopharmaceutical ventures, the Committee views Mr. Shaykin's contribution to be significant. Moreover, the Committee believes that because of Mr. Shaykin's efforts the investment banking fees associated with such private placement financing were significantly less than typical financings of this type. In addition to the Company's success in negotiating a financing transaction, the Company continues to make progress in its efforts to develop its lead oncology compound by advancing it into clinical trials while reducing costs and conserving cash. The Committee has reviewed all components of the CEO's compensation, including salary, bonus and equity-based incentive compensation, and finds the CEO's total compensation (and, in the case of the severance and change-in-control scenarios discussed below, the potential payouts) in the aggregate to be reasonable.

Employment Agreements with Certain Executive Officers

        The Company is party to employment agreements with Messrs. Shaykin, Link, Larson, and Batt that provide for payments to the employees if their employment is terminated by the Company without cause, or by the employee for good reason. The employment agreements for Messrs. Shaykin, Link, and Larson were entered into in 2001. The agreement with Mr. Batt was entered into in 2005. Under each agreement, the Company is obligated to make payments to the terminated employee based upon his compensation and a continuation of certain employee benefits. Based upon the compensation paid by the Company to each employee, the maximum cash amounts that would be paid to each such employee under his employment agreement in the circumstances described would be Mr. Shaykin ($1,387,500), Mr. Link ($660,000), Mr. Larson ($605,000), and Mr. Batt ($270,000).

        Closing the Company's private placement transaction that occured on April 5, 2006 could result in a change of control pursuant to the employment agreements with Messrs. Shaykin, Link and Larson. Each of these executives have each provided a letter to the Company that waives (subject to certain conditions) any requirement that a minimum annual bonus be paid, insofar as such private placement transaction could be construed to constitute a change of control under his employment agreement. If the conditions to the waiver are not satisfied, the failure to be paid the minimum annual bonus would constitute good reason for the employee to terminate his employment and receive the benefits described above.

        The employment of Patricia Pilia with the Company was terminated in February 2006 without cause. Dr. Pilia, formerly Executive Vice President of the Company, was party to an employment agreement with the Company. Under the terms of her employment agreement, the Company will pay Dr. Pilia $646,250 (representing 275% of her base salary) and has paid approximately $39,400 for accrued but unpaid salary and vacation. The Company will also pay for health and certain other benefits for up to 18 months following termination of her employment as required by the agreement. Dr. Pilia will remain a director of the Company.

        Compensation Committee

  Robert E. Pollack, Chair
  Stephen K. Carter, M.D.
  George M. Gould
  Elliot M. Maza

PERFORMANCE MEASUREMENT COMPARISON(3)

        The following graph compares the cumulative return of the Company's common stock against the Total Return Index for the NASDAQ Market (U.S.) and a peer group which is comprised of the companies listed on the NASDAQ Pharmaceutical Stock Index. The comparison assumes an initial investment of $100 on December 31, 2000 in Tapestry's common stock and in each of the indices shown. All values assume the reinvestment of dividends by the companies included in these indices and are calculated as of the last day of each fiscal year of each year. The historical stock price performance on the graph below is not necessarily indicative of future stock price performance.

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 29, 2004	December 28, 2005
Tapestry (TPPH)	$100	$134.43	$7.78	$23.23	$11.79	$3.42
NASDAQ Market (U.S.)	$100	$79.32	$54.84	$81.99	$89.30	$92.12
Peer Group (NASDAQ Pharmaceutical Index)	$100	$85.23	$55.07	$80.73	$86.44	$95.55

(3)
This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Arthur H. Hayes, Jr., M.D., has provided certain consulting services to us. During the first half of 2005, we were parties to a consulting agreement with MediScience Associates (the "MediScience Agreement") whereby Dr. Hayes, who is President and Chief Operating Officer of MediScience, provided us with consulting services in a variety of areas, including clinical research planning, strategic positioning and regulatory guidance. We were obligated to make quarterly payments to MediScience under the MediScience Agreement in the amount of $12,500. Dr. Hayes was paid $50,000 under this agreement during 2004. During the second quarter of 2005 we terminated the MediScience Agreement. Dr. Hayes was paid $25,000 in 2005 under the MediScience Agreement.

        Patricia Pilia, Ph.D., is on the Board of Directors and serves as Corporate Secretary and a consultant with Regulus Pharmaceutical Consulting ("Regulus"), a firm that provides regulatory consulting services to the Company. Dr. Pilia holds an option entitling her to purchase up to 10% of the outstanding stock of Regulus, subject to certain vesting requirements. In compensation for consulting services provided to the Company, the Company paid Regulus $162,364 during 2005 and $182,043 during 2004. Dr. Pilia did not provide any of the consulting services delivered by Regulus to the Company.

        The Company entered into a Settlement Agreement with Dr. Pilia on March 22, 2006, which is described in the above section entitled "Employment Agreements and Termination of Employment Agreements."

        The Company has entered into indemnification agreements with all members of the Board of Directors and with certain officers. Such agreements provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Tapestry stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Tapestry Pharmaceuticals, Inc., Attn: Corporate Secretary, 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301 or contact Kai P. Larson at 303-516-8500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kai P. Larson Assistant Secretary
May 12, 2006

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K, as amended, for the fiscal year ended December 28, 2005 is available without charge upon written request to: Tapestry Pharmaceuticals, Inc., Attn: Corporate Secretary, 4840 Pearl East Circle, Suite 300W, Boulder, Colorado 80301. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

ANNUAL MEETING OF STOCKHOLDERS OF
TAPESTRY PHARMACEUTICALS, INC.

January 21, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: (to serve until 2009 Annual Meeting)
NOMINEES
☐	FOR ALL NOMINEES	( ) Leonard P. Shaykin
( ) Arthur H. Hayes, Jr., M.D.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) Robert E. Pollack, Ph.D.
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold.
		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 27, 2006.	☐	☐	☐

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

        To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TAPESTRY PHARMACEUTICALS, INC.

Common Stock
For the annual Meeting of Stockholders to Be Held on June 21, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Leonard P. Shaykin and Gordon H. Link, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the "Annual Meeting") of Stockholders of Tapestry Pharmaceuticals, Inc. (the "Company") to be held on June 21, 2006, at 9:00 a.m. local (Mountain) time at the Courtyard Boulder, 4710 Pearl East Circle, Boulder CO 80301, and any adjournments or postponements thereof, and to vote there all the shares of common stock, held of record by the undersigned at the close of business on April 28, 2006, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

        Shares will be voted as specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSAL 2. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before the Annual Meeting or any adjournments thereof.

(Continued and to be signed on the reverse side)

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)
PERFORMANCE MEASUREMENT COMPARISON(3)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS